EXHIBIT 5.1

[Letterhead of Leggett & Platt, Incorporated]

November 9, 2004

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

Ladies and Gentlemen:

As General Counsel of Leggett & Platt, Incorporated (the “Company”), I have acted on its behalf in connection with the registration of up to $180,000,000 aggregate principal amount at maturity of the Company’s 4.65% Notes due 2014 (the “Notes”) under the Securities Act of 1933, as amended (the “Act”). The Notes are Debt Securities being issued pursuant to an Indenture (the “Indenture”) entered into between the Company and The Chase Manhattan Bank, as trustee, on November 24, 1999. The Company proposes to offer and sell the Notes to the public in accordance with the terms and conditions of an Underwriting Agreement and a Pricing Agreement, each dated November 4, 2004, among the Company and J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (together, the “Agreements”), each of which is being filed with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K together with this opinion letter.

In connection herewith, I have reviewed and am familiar with the Agreements, the Registration Statement on Form S-3 (No. 333-51164), filed with the Securities and Exchange Commission on December 1, 2000, which became effective on December 20, 2000, as amended, and the Registration Statement on Form S-3 (No. 333-120233) filed with Securities and Exchange Commission on November 4, 2004 which became immediately effective pursuant to Rule 462(b) under the Act (collectively, the “Registration Statement”), and the forms of prospectus supplement and prospectus included or incorporated by reference therein (collectively, the “Prospectus”), which Registration Statement and Prospectus relate to the offer and sale of the Notes. I have also examined such documents, including resolutions of the Executive Committee of the Board of Directors of the Company adopted on November 3, 1999 and of the Board of Directors dated November 9, 2000 and November 4, 2004, and have made such other investigations and reviewed such questions of law as I have considered necessary or appropriate for the purposes of the opinion set forth below. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to

November 9, 2004

execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates or statements of officers and other representatives of the Company and of public officials and authorities. I have assumed without investigation that any certificates or statements on which I have relied that were given or dated earlier than the date of this opinion letter continued to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.

Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

Based on the foregoing, I am of the opinion that the Notes have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment therefor in the manner deemed to be described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinion set forth above is subject to the following qualifications and exceptions:

(a)	The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally.

(b)	The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding at law or in equity).

(c)	In rendering the opinion, I have assumed that, at the time of the authentication and delivery of the Notes, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Notes, the Registration Statement will continue to be effective, none of the particular terms of the Notes will violate any applicable law and neither the issuance and the sale thereof nor the compliance by the Company the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any other of any court or governmental body having jurisdiction over the Company.

My opinions expressed above are limited to the laws of the State of Missouri and the federal laws of the United States of America.

November 9, 2004

I hereby consent to the use of my name in the Registration Statement and in the related prospectus, and in any supplement to such prospectus, and to the use of this Opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, LEGGETT & PLATT, INCORPORATED

By:	/s/ Ernest C. Jett
Ernest C. Jett Vice President, General Counsel and Secretary

ECJ/njl